Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Take-Two Interactive Software, Inc. for the registration of common stock and debt securities and to the incorporation by reference therein of our reports dated May 21, 2024, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc., and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, New York

February 6, 2025